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Exhibit 21.1

                     Subsidiaries of Summit Properties Inc.

1.   Summit Properties Partnership, L.P., a North Carolina limited partnership
2.   Summit Financing Inc., a North Carolina corporation
3.   Summit Southwest I, Inc., a Maryland corporation
4.   Summit Southwest GP, Inc., a Maryland corporation